Alternative Liquidity Capital

Minnetonka, Minnesota, USA

January 8, 2024

Re: Offer to Purchase Shares of Sinovac Biotech Ltd.

Dear Investor:

My name is Jacob Mohs and I am the managing partner at Alternative Liquidity Capital. We are interested in purchasing your Shares of Sinovac Biotech Ltd. (“Sinovac” or the “Company”).

Public trading of Sinovac Shares on NASDAQ has been halted since February 22, 2019. The 2022 Annual report notes “there can be no assurance when or if this halt will be lifted.”  As a result, investors may have limited opportunities to sell their Shares.

Fortunately, you now have an opportunity to get cash quickly for your Sinovac Shares.  Enclosed please find our offer to Purchase up to 10,000,000 Shares in Sinovac at a price of $0.03(3 cents) per share.

Our goal is to make this offer as convenient as possible for you.    An Assignment form is enclosed which you can use to tender your Shares.  If you choose to sell your Shares to us, please complete and execute this Assignment Form in accordance with the enclosed instructions and return it to the Purchaser. Please read the entire Offer to Purchase before tendering your Shares.

The Purchase Price offered is based solely upon the Purchaser’s own independent assessment of Share value, based solely on public information. All tendering shareholders are encouraged to engage in their own, independent valuation analysis before making a decision respecting this Offer.

If you act today, you can take part in this opportunity. Payment will be sent upon confirmation from the Company or its transfer agent that the shares have been properly transferred. Unless extended, our offer will expire at 11:59 PM New York City Time on February 21, 2024

If you have any questions feel free to contact us at info@alternativeliquidity.net or (888) 884-8796.

Kind regards,

/s/ Jacob Mohs

Alternative Liquidity Capital

(888) 884-8796

info@alternativeliquidity.net

Alternative Liquidity Capital

Minnetonka, Minnesota, USA

2024年1月8日

主题：购买科兴有限公司股份的报价

尊敬的投资者：

您好！ 我叫Jacob Mohs，是Alternative Liquidity Capital的管理合伙人。我们有意购买您在科兴控股生物技术有限公司（“科兴”）的股份。

自2019年2月22日以来，科兴在纳斯达克的公开交易一直停牌。2022年年度报告指出“无法保证停牌何时解除，或是否会解除”。因此，投资者可能很难有机会出售他们的股份。

所幸, 您现在有机会迅速将您的科兴股份变现。请找附上的我们购买科兴的报价，价格为每股0.03美元。

我们的目标是让这个报价对您尽可能方便。附上了一份委托书，您可以使用它来提交您的股份。如果您选择将股份卖给我们，请按照附上的说明完成并执行此委托书，然后将其退还给购买方。在提交股份之前，请仔细阅读整个购买报价。

所提供的购买价格仅基于购买方对股份价值的独立评估，完全基于公开信息。鼓励所有提交股份的股东在决定接受此报价之前进行独立的估值分析。

如果您今天行动，您就有机会参与此次机会。一旦公司或其过户代理确认股份已经正确过户，我们将发送付款。除非延长，我们的报价将于2024年2月21日晚上11:59纽约时间到期。

如果您有任何问题，请随时通过info@alternativeliquidity.net或(888) 884-8796与我们联系。

顺祝商祺，

/s/ Jacob Mohs

Alternative Liquidity Capital

(888) 884-8796

info@alternativeliquidity.net